DBX ETF TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 14th day of November, 2017 by and between DBX ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of Xtrackers USD High Yield Corporate Bond – Interest Rate Hedged ETF (the “Fund”), and DBX Advisors LLC (“DBX” or the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser (the “Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, the Adviser is responsible for substantially all of the expenses of the Fund, including the cost of transfer agency, custody, fund administration, compensation paid to the Independent Trustees, legal, audit and other services, except for the fee payments under the Investment Advisory Agreement, interest expense, acquired fund fees and expenses, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses;

WHEREAS, the Adviser and the Trust desire to further limit the Fund’s Operating Expenses (as that term is defined in Section 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.

LIMIT ON OPERATING EXPENSES. To the extent the Fund invests in the shares of an affiliated fund, the Adviser hereby agrees to limit the Fund’s current Operating Expenses by waiving fees and/or reimbursing expenses or otherwise making a payment to the Fund, on a monthly basis, in an amount equal to such acquired fund’s fees and expenses.

2.

DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser’s investment advisory or management fee detailed in the Advisory Agreement and other expenses described in the Advisory Agreement, but does not include interest expense, the fees and expenses of any non-affiliated acquired fund, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses.

3.

TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until the effective date of the Fund’s annual registration statement update in 2020 (the “Termination Date”).

4.

TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser. The Adviser agrees that it may not terminate this Agreement prior to the Termination Date. This Agreement may be renewed for successive periods for so long as the Agreement’s renewal is specifically approved by the Trust’s Board of Trustees (the “Board”).

5.	ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.

SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.

GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

DBX ETF TRUST		DBX ADVISORS LLC
on behalf of the Fund

By:	/s/ Freddi Klassen	By:	/s/ Fiona Basset
Name:	Freddi Klassen	Name:	Fiona Bassett
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

		By:	/s/ Freddi Klassen
		Name:	Freddi Klassen
		Title:	Chief Operating Officer

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